Exhibit 3.1

ARTICLES OF AMENDMENT

(1)

(2)                                                        ARMOUR Residential REIT, INC.,

A Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)   The charter of the corporation is hereby amended as follows:

The first TWO sentences of Section 6.1 of ARMOUR Residential REIT, Inc.’s charter hereby is amended to read as follows:

Section 6.1     Authorized Shares.   The Corporation has authority to issue 525,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 25,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $525,000.

This amendment of the charter of the corporation has been approved by the directors

(4)

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Jeffrey J. Zimmer	(5) /s/ Scott J. Ulm
Secretary	President

(6) Return address of filing party
3001 Ocean Drive, Suite, 201 Vero Beach
Florida, 32963